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                            EXHIBIT 10.16







                    APPLIED GEOLOGIC STUDIES, INC.

                         2875 West Oxford
                             Suite #3
                     Englewood, Colorado 80110
                         (303) 761-5624
                       (303) 761-5625 (Fax)

May 20, 1994



Mr. Greg Kahn, VP, Minerals Exploration
St. Mary Minerals, Inc.
1776 Lincoln Street, Suite 110
Denver, CO 80203-5400



Dear Greg:



As per our recent phone call, I am herein describing terms of an Agreement, which if affirmed by your signature, will result in our passing onto you and your company information on an interesting "copper-oxide" prospect (prospect), located on claimed land in New Mexico.

The prospect was encountered during a comprehensive review of leachable copper reserves in the Southwestern U.S. The prospect was explored (luring the porphyry copper era by a couple of majors, however, was not in itself big enough for their further interest. We estimate that there may be upward to 20-25 million tons of low-grade exotic copper with a possible core area of 0.5% or better. According to a call made to the owner last year, the prospect was open for option negotiations.

Agreement to the following terms would make this prospect and our in-house data available to you.

1. St. Mary Minerals, Inc. (St. Mary) would have 60 days from date of disclosure of prospect data to accept or reject the prospect. If rejected, St. Mary shall submit in writing this rejection and agrees that it and any of its officers, employees, agents, representatives or consultants for a period of three (3) years from the date of rejection letter, shall not acquire or attempt to acquire any interest in the prospect or any property within a mile limit outside the boundaries of the prospect (Area to be defined on map with data). Furthermore, St. Mary shall keep all data on the prospect strictly confidential for the 3-year period.

2. If the prospect is accepted, St. Mary agrees to pay Applied Geologic Studies, Inc (AGS) a discovery bonus amounting to $100,000. The bonus shall be paid as follows:

    a. $5,000 at time of land acquisition in prospect area, or in any area within a mile limit outside the prospect's boundaries.

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    b.  Five percent (5%) of total direct exploration expenditures made for benefit of the prospect, exclusive of land costs. Expenditures would include geologic work, geochemistry, geophysics, assay, drilling and costs related to mine feasibility studies or mine development. These payments would be made annually.

    c. Any balance (not to exceed $100,000), shall be paid at time of decision to put the prospect into mine production.

3. In the event that St. Mary conveys its interest in the prospect to another party, it will require such party to expressly assume in writing St. Mary's obligation to make the above payments; whereupon, St. Mary's further obligations under this Agreement shall cease. If St. Mary surrenders its interest in the prospect, or if St. Mary's rights in the property expire or terminates in any other way, it's obligations to make further payments under this Agreement shall immediately cease.

If you are in agreement with the terms set forth above, please indicate by executing both copies of the Agreement and returning one signed copy to me.



Sincerely,


/s/ William A. Rehrig
------------------------------------
Dr. William A. Rehrig
Pres. AGS Inc.



Accepted by me this the 23rd day of May, 1994

/s/ [ILLEGIBLE]
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Signature of Company Representative